                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           LINDAL CEDAR HOMES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            LINDAL CEDAR HOMES, INC.
                             4300 SOUTH 104TH PLACE
                           SEATTLE, WASHINGTON 98178

- --------------------------------------------------------------------------------

                                PROXY STATEMENT

- --------------------------------------------------------------------------------

     For Annual Meeting of Shareholders To Be Held May 30, 1996.

     Proxies in the form enclosed are solicited by and on behalf of the Board of Directors of the Company. The individuals named as Proxies are Sir Walter Lindal and Robert W. Lindal. Proxies may be solicited by use of the mails, by personal interview or by telephone and may be solicited by officers and directors and by other employees of the Company. All costs of solicitation of proxies will be borne by the Company.

     All shares represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, the shares will be voted in favor of the proposals set forth therein.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     At the close of business on April 5, 1996 there were 4,061,671 shares of common stock outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on April 23, 1996 will be entitled to vote at the meeting. Shareholders have cumulative voting rights with respect to the election of directors and may exercise these rights without giving any notice or taking any other prior action. The existence of cumulative voting rights means that a shareholder may cast a total number of votes in the election of directors which is equal to the number of directors to be elected multiplied by the number of such shareholder's shares. Such votes may be cast entirely for one candidate or may be distributed equally or disproportionately among as many candidates as the shareholder may consider appropriate.

     A shareholder may vote in person or by proxy. A proxy must be in writing and dated and signed by the shareholder. A shareholder giving a proxy has the power to revoke it at any time before it is voted.

     The following table sets forth as of April 5, 1996 certain information as to the number of shares of common stock beneficially owned by each person who is known to the Company to own beneficially more than 5% of its outstanding common stock or who is a Company director or nominee for director, and by all officers and directors of the Company as a group:

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

                                           NUMBER                PERCENTAGE OF
                   NAME                OF SHARES(1)(5)         OUTSTANDING SHARES
- ---------------------------------------------------------------------------------------
     Sir Walter Lindal(2)                   947,908(3)                21.65%
     Robert W. Lindal(2)                    443,389(4)                10.12
     Douglas F. Lindal(2)                   392,118(4)                 8.95
     Bonnie G. McLennaghan(2)               397,943(4)(6)              9.09
     Martin J. Lindal(2)                    368,863(4)                 8.42
     Everett G. Martin                       45,169                    1.03
     Harry A. Pryde                          17,017                       *
     Rick L. Stanley                          6,328                       *
     Charles R. Widman                       17,725                       *
     William M. Weisfield                    17,017                       *
     All officers and directors
       as a group (13 persons)            2,717,715                   62.06
- ---------------------------------------------------------------------------------------

  * less than one percent

(1) Beneficial ownership includes both voting power and investment power.

(2) Robert W. Lindal, Martin J. Lindal and Douglas F. Lindal are sons, and Bonnie G. McLennaghan is the daughter, of Sir Walter Lindal. The address of each of the individuals listed is the address of the Company's headquarters at 4300 South 104th Place, Seattle, Washington 98178.

(3) Includes 772,898 shares held by Lindal, Inc., a private corporation controlled by Sir Walter Lindal in which all adult members of the Lindal family have an ownership interest.

(4) Does not include 772,898 shares owned by Lindal, Inc.

(5) With respect to each such individual and to all officers and directors as a group, the beneficial ownership data includes options to purchase common stock exercisable within 60 days as follows: (i) options to purchase 37,375 shares held by each of Sir Walter Lindal, Robert W. Lindal, Douglas F. Lindal, Martin J. Lindal and Bonnie G. McLennaghan, (ii) options to purchase 15,189 shares held by Everett G. Martin, (iii) options to purchase 16,017 shares held by Harry A. Pryde and William M. Weisfield, (iv) options to purchase 5,328 shares held by Rick L. Stanley, (v) options to purchase 16,725 shares held by Charles R. Widman, and (vi) options to purchase 317,572 shares held by all directors and officers as a group.

(6) Includes options to purchase 10,000 shares held by Robert McLennaghan, the husband of Bonnie G. McLennaghan.

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide that the Board is divided into two classes. Each class is as nearly equal in number as possible. Unless a director has been appointed to fill a vacancy or to fill a position that was created by increasing the number of directors, each director serves for a term ending at the second annual shareholders' meeting following the annual meeting at which elected. Each director serves until such director's successor is elected and qualified or until such director's earlier death, resignation or removal. Information as to the nominees and as to each other director whose term will continue after the 1996 Annual Meeting of Shareholders is provided below.

     The Board of Directors presently consists of ten members. Four members of the Board of Directors will be elected at the meeting: Robert W. Lindal, Martin
J. Lindal, Charles R. Widman, and Everett G. Martin will be elected for two-year terms expiring at the 1998 Annual Meeting and until their respective successors have been elected and qualified. Daniel B. Ward has decided not to stand for re-election and the Board determined to reduce the number of directors to nine effective at the 1996 Annual Meeting rather than seek a replacement. The directors will be elected by a plurality vote of the shares represented, in person or by proxy, at the meeting.

     Each year the Board of Directors has traditionally selected a nominee for director from among the Company's distributors. The Company believes this improves relationships with its distributors by giving them a voice in the decision-making process and provides the Company with an additional source of information about its markets. The Board of Directors selected Rick L. Stanley from among its distributors as a nominee for election as a director at the 1995 Annual Meeting. Mr. Stanley was first elected to the Board in January 1995 to fill a vacancy created by the resignation of Charles T. Kollerer. His current term as a director will expire in 1997.

     Each of the nominees for director has indicated that he is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors.

     During 1995, there were six meetings of the Board of Directors. No director attended fewer than 75% of the meetings of the Board of Directors and the various committees thereof at which he or she was entitled to vote, except that Charles Widman attended four of the six full Board Meetings.

     The following table sets forth information regarding each continuing director, each nominee for election as a director, and each executive officer of the Company:

                                           DIRECTOR               POSITION
         NAME(1)              AGE           SINCE               WITH COMPANY
- -----------------------------------------------------------------------------------
Sir Walter Lindal(2)          77        1966-1975         Chairman Emeritus of the
                                          & 1978 on         Board of Directors,
                                                            Secretary and Director
Robert W. Lindal(2)           48        1969-1975         Chairman of the Board of
                                          & 1976 on         Directors and Chief
                                                            Executive Officer
Douglas F. Lindal(2)          45        1971-1975         President, Chief
                                          & 1980 on         Operating Officer and
                                                            Director
Bonnie G. McLennaghan(2)      51        1966-1981         Vice President
                                          & 1984-1993
Martin J. Lindal(2)           42        1981              Vice President
                                                            Information Systems &
                                                            Assistant Secretary and
                                                            Director
Everett G. Martin             72        1986              Vice President Midwest &
                                                            Eastern Canada and
                                                            Director
Harry A. Pryde                65        1994              Director
Rick L. Stanley               37        1995              Director
Charles R. Widman             70        1993              Director
William M. Weisfield          54        1994              Director
Richard C. Bendix             47                          Vice President Marketing
John F. Dacy                  47                          Vice President Finance
                                                            and Treasurer
Gary D. Kline                 47                          Vice President Operations
- -----------------------------------------------------------------------------------

(1) Each of the individuals listed are continuing directors or nominees for director except Messrs. Bendix, Dacy and Kline, and Ms. McLennaghan who serve solely in their capacities as executive officers of the Company. Each executive officer is elected by the Board of Directors following the Annual Meeting of Shareholders to serve for a term of one year or until a successor is elected and qualified. The address of each of the individuals listed is the address of the Company's headquarters at 4300 South 104th Place, Seattle, Washington 98178.

(2) Robert W. Lindal, Martin J. Lindal and Douglas F. Lindal are sons, and Bonnie G. McLennaghan is the daughter, of Sir Walter Lindal.

                NOMINEES FOR ELECTION (TERMS TO EXPIRE IN 1998)

     ROBERT W. LINDAL was President of the Company from 1981 to January 1995, when he became Chairman of the Board. He has been the Chief Executive Officer of the Company since 1981. Mr. Lindal continues to have the operations and finance areas of the Company report to him. Mr. Lindal has been a Director of the Company from 1969 to 1975 and 1976 to the present. Prior to 1981, Mr. Lindal was an independent distributor for the Company's products in Hawaii, and the Canadian Production Facilities Manager for the Company. Mr. Lindal is a structural engineer.

     CHARLES R. WIDMAN has been the President of Widman Associates, Inc., forest industry analysts, since 1993. From 1991 to 1993, Mr. Widman was an executive consultant with Sandwell, Inc., a diversified international consulting firm specializing in engineering and the forest industry. From 1978 to 1991, he was Chairman and CEO of Widman Management Limited. After being purchased by Sandwell, Inc. in 1991, Widman Management Limited continues to operate as Widman Management Consultants. Mr. Widman was elected a Director in 1993.

     MARTIN J. LINDAL has served as a director of the Company since 1981, and was employed by the Company as Administration Manager in 1982. Mr. Lindal was elected Assistant Secretary in 1986 and Vice President Information Systems & Assistant Secretary in 1990.

     EVERETT G. MARTIN has been employed by the Company since 1967 in a variety of key sales and administrative positions. Mr. Martin has been associated with this Company and its predecessors in a variety of positions since 1951. For the past twenty-nine years he has been the Supervisor of the Company's midwest U.S. and eastern Canada operations. Mr. Martin was elected Vice President Midwest & Eastern Canada in 1986. Mr. Martin has served as a Director since 1986.

                 CONTINUING DIRECTORS (TERMS TO EXPIRE IN 1997)

     DOUGLAS F. LINDAL was Executive Vice President from 1981 until January 1995, when he became President and Chief Operating Officer of the Company. Mr. Lindal continues to have the sales, marketing and administration areas report to him as well as function as General Manager supervising most Company activities. He has served as a Director of the Company from 1971 to 1975 and from 1980 to the present. Prior to 1981, Mr. Lindal also was an independent distributor for the Company's products in Hawaii.

     HARRY A. PRYDE is currently the president of The Pryde Corporation, a full service property management firm and a builder/developer of single and multi-family housing. He is also a member of the board of directors of Enterprise Bank and several non-profit entities. Mr. Pryde is a past president of the National Association of Home Builders, as well as the Seattle Master Builders Association and the Washington State Home Builders Association. He was elected a Director of the Company in 1994.

     RICK L. STANLEY has been active, since 1990, with his wife in Custom Cedars of Idaho, an independent dealership for the Company. From 1992 to 1995, Custom Cedars of Idaho has been the Company's fourth, second, sixth and, in 1995, the top dealership based on home packages delivered. Mr. Stanley is the President of Custom Cedars of Idaho and was elected as a director of the Company in January 1995.

     SIR WALTER LINDAL was Chairman of the Board from 1981 until January 1995, when he became Chairman Emeritus of the Company. Mr. Lindal has been Secretary of the Company since 1981. From 1966 to 1975 he was President of the Company and Chairman of the Board and actively managed the Company. Mr. Lindal is the Company's founder.

     WILLIAM M. WEISFIELD has been the chief operating officer of Northern Capital Company, a privately held investment company in Seattle, Washington since January 1994. From December 1992 to December 1993, Mr. Weisfield was the chief operating officer of The Robbins Company in Kent, Washington, a manufacturer of underground tunnel boring machines. From 1988 to December 1992, Mr. Weisfield was the Chief Executive Officer of Cornerstone Columbia Development Company, a Seattle, Washington real estate development firm. From 1978 to 1982, Mr. Weisfield was Chairman of the Board of the Federal Home Loan Bank of Seattle and he is currently a member of the Board of Regents of Seattle University. Mr. Weisfield currently is also a member of the Board of Directors of UTILX Corporation, a NASDAQ traded company, and several non-public entities.

                               EXECUTIVE OFFICERS

     RICHARD C. BENDIX joined the Company in 1988 as marketing manager and in 1989 was named Vice President Marketing. Prior to joining the Company, Mr. Bendix was employed by Monterey Domes Inc. from 1980 to 1988 where he last served as Executive Vice President.

     BONNIE G. MCLENNAGHAN has been active in marketing as Publications Director since the Company's formation in 1966 and served as an officer and director of the Company from 1966 to 1981 and as a director from 1984 to February 1993. From 1981 to 1986, Mrs. McLennaghan was Director of Publications. In 1986, she was elected Vice President Publications and in 1990 was elected Vice President.

     JOHN F. DACY joined the Company in 1976 and has been the Company's Chief Financial Officer since 1981.

     GARY D. KLINE joined the Company in 1973 and has worked in several key positions in the scheduling and production areas. Mr. Kline was elected Vice President Operations in 1983.

COMPENSATION OF DIRECTORS

     Prior to October 26, 1995, the annual retainer for each director, who was not an employee of the Company, was $2,000, payable $500 per quarter. The chairman of each committee was paid $1,000 a year, payable $250 per quarter. A fee of $250 was paid for each meeting of the Board of Directors or committee of the Board of Directors attended. Additionally, the Company may pay a fee of $250 for significant non-Board or committee meetings, such as meeting with accountants, counsel or Company executives to review or discuss matters relating to Board or Committee matters.

     Effective October 26, 1995, the annual retainer for each director, who was not an employee of the Company, is $4,000, payable $1,000 per quarter, and 1,000 shares of the Company's common stock. The chairman of each committee continues to be paid $1,000 a year. A fee of $500 is paid for each meeting of the Board of Directors or committee of the Board of Directors attended and for significant non-Board or committee meetings.

     Pursuant to this revised compensation program, in December 1995 each of Messrs. Pryde, Stanley, Widman and Weisfield were granted 1,000 shares of the Company's stock. As the stock issued was not registered, all certificates bear the appropriate restrictive legend. The market price of the stock on the date of issuance was $4.125.

     Each Director who is not an employee of the Company is eligible to participate in the Directors' and Distributors' Stock Option Plan ("Plan"). Prior to the 1995 Annual Meeting, the Plan provided for the grant of options to purchase one share of common stock to each non-employee Director for each $1,000 of net annual after-tax earnings of the Company during the years of 1993 and 1994. At the 1995 Annual Meeting an Amendment to the Plan was approved by the shareholders providing that each non-employee Director would receive options to purchase 10,000 shares upon becoming a Director and options to purchase 5,000 shares as of October 1 of each year he or she continues as a Director. The non-employee directors in office when this amendment was approved were granted, effective the day the amendment was approved, options to purchase 10,000 shares of the Company's common stock.

     For the year of 1993, the exercise price was the market price of the Company's stock on April 1, 1993. For the year of 1994, the exercise price was the market price of the Company's stock on the first business day of the year. The exercise price of options granted in 1995 and in future years is the market price of the Company's stock on the date of grant.

     As of the end of 1993, Mr. Widman received options to purchase 708 shares at a price of $6.36 per share (adjusted for the 10% stock dividend paid May 12, 1993). As of the end of 1994, each of Messrs. Widman, Pryde and Weisfield received options to purchase 1,017 shares at $6.00 per share. Effective May 28, 1995, each of Messrs. Pryde, Stanley, Widman and Weisfield were granted options to purchase 10,000 shares at a price of $3.75 per share; and as of October 1, 1995, each of the same non-employee Directors were granted options to purchase 5,000 shares at a price of $4.25 per share. Options granted to non-employee Directors are nonassignable except by will or the laws of dissent and distribution. Options granted are automatically fully vested and are exercisable six (6) months after the date of grant. Options granted to non-employee Directors expire at the earlier of ten (10) years from the grant date, one year after the option holder ceases to be a Director for any reason other than death, or one (1) year after death. However, options granted to Directors who are also Company distributors are subject to the vesting and expiration rules described in the next paragraph for options granted to distributors.

     Non-employee Directors who are also Company distributors and members of the Distributor Advisory Council are eligible to receive options to purchase shares of the Company's stock each year in the amount of 100 shares for each year during which the person was a member of the Council (without regard to years of service as a Director). Mr. Stanley is a member of the Council and is eligible for options granted under the Plan. Options granted to distributors under the Plan vest over a period of four (4) years and expire at the earliest of ten (10) years following the date of grant or ninety (90) days after the option holder ceases to be a distributor (or one year after death).

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16 of the Securities Exchange Act of 1934 and rules adopted thereunder establish requirements for officers, directors and beneficial owners of ten percent or more of the Company's outstanding common stock to report transactions and holdings in the Company's securities.

     With respect to 1995, the Company believes, based upon copies of reports furnished to it and written representations that no other reports were required, that all filings under Section 16 were made in a timely fashion.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Company presently has an Executive Committee which exercises all the powers of the Board of Directors when the Board of Directors is not in session, except the authority to (1) amend the Certificate of Incorporation; (2) adopt an agreement of merger or consolidation under Section 251 or 252 of the Delaware Corporation Law; (3) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets; (4) recommend to the stockholders a dissolution of the corporation or a revocation of dissolution; or (5) amend the bylaws of the Company. The Executive Committee presently consists of Sir Walter Lindal, Robert W. Lindal and Douglas F. Lindal. The Executive Committee met four times in 1995.

     The Company also has an Audit Committee, a Compensation Committee, a Stock Option Committee and a Research and Development Committee. The Audit Committee is responsible for reviewing the results of the audit of the Company performed by its independent public accountants. The Audit Committee met three times in 1995. Its members were Daniel B. Ward and William M. Weisfield.

     The Compensation Committee is responsible for determining salary and bonus compensation to executive officers who also own five percent or more of the Company's common stock and to report thereon to the Board of Directors. The Compensation Committee, which consisted of William M. Weisfield and Daniel B. Ward, met four times in 1995.

     The Stock Option Committee has the authority to grant stock options under the Company's 1984 Incentive Stock Option Plan and the 1988 Combined Incentive Stock Option Plan and Nonqualified Stock Option Plan. The Stock Option Committee consisted of William M. Weisfield, Daniel B. Ward and Charles R. Widman. The Stock Option Committee did not meet in 1995.

     The Company has a Research and Development Committee, which consisted of Sir Walter Lindal, Daniel B. Ward and Charles R. Widman. The committee met once in 1995.

                           RELATED PARTY TRANSACTIONS

     Mr. Rick Stanley is the President of Custom Cedars of Idaho, an independent dealership of the Company since 1990. Sales to Custom Cedars of Idaho were $949,000 in 1995. All sales were on normal trade terms, except for two model homes. Extended terms for payment were allowed on these homes. The original amount of the note, that was dated June 7, 1995, was $41,581 for the first home. $7,539 was owed on this note at December 31, 1995. The amount of the note for the second home, which shipped December 29, 1995, was $43,212. The Company does, at its discretion, allow arrangements similar to this to other dealers.

     In 1995 the Company made payments aggregating $48,206 to Lindal family members under a variety of agreements. Of this amount $34,000 was paid to Lindal, Inc., in connection with certain royalty agreements and $7,103 was paid to each of Robert W. Lindal and Douglas F. Lindal for rental payments on property owned by them which is leased by the Company.

     Also, in 1995 options to purchase 10,000 shares of common stock were granted to Robert McLennaghan for consulting services for the Company. The per share exercise price of the options was the fair market value on the date of grant, $3.75. The options were immediately exercisable and expire at the earlier of 10 years from the date of grant or one year after death. Robert McLennaghan is the husband of Bonnie McLennaghan.

                             EXECUTIVE COMPENSATION

     The following table shows the compensation for services rendered during fiscal years 1995, 1994 and 1993 for the Chief Executive Officer and each of the four highest paid executive officers of the Company whose aggregate salary and bonus exceeded $100,000 in the most recent fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                         LONG-TERM
                                                        COMPENSATION
                                 ANNUAL COMPENSATION       AWARDS
                                                        ------------
                                 -------------------       STOCK             OTHER
       NAME AND                  SALARY(1)    BONUS       OPTIONS       COMPENSATION(2)
  PRINCIPAL POSITION     YEAR       ($)        ($)          (#)               ($)
- -----------------------  ----    ---------    ------    ------------    ---------------
Robert W. Lindal         1995     176,532     38,350            0            5,858
CEO/Chairman             1994     153,766     20,350       10,000            5,849
                         1993     136,976     20,691        5,000            5,248
Douglas F. Lindal        1995     151,175     38,589            0            3,721
President                1994     133,424     20,589       10,000            3,721
                         1993     119,328     20,865        5,000            3,317
Sir Walter Lindal        1995     161,397     22,000            0            2,945
Secretary                1994     139,992     14,000       10,000            2,541
                         1993     124,689     14,000        5,000            2,599
Bonnie G. McLennaghan    1995     108,024     12,502            0            3,308
Vice President           1994      90,996     10,002       10,000            2,919
                         1993      80,348     10,271        5,000            2,306
Martin J. Lindal         1995      97,444     11,566            0            3,157
Vice President           1994      79,666      9,066       10,000            2,691
Information Systems      1993      67,739      9,342        5,000            2,081
& Assistant Secretary

- ---------------
(1) Includes base salary; taxable life insurance in accordance with the Company's term life insurance plan; life insurance premiums paid for Mr. Robert W. Lindal and Ms. Bonnie G. McLennaghan; purchase of a portion of each named executive's unused accrued paid time off; cash paid for business use of personal automobile for which there is no accounting to the Company for Mr. Douglas F. Lindal and Ms. Bonnie G. McLennaghan; and amounts paid for medical expenses not covered by the Company's medical plan under a program available only to executives for Sir Walter Lindal, Mr. Douglas F. Lindal and Ms. Bonnie McLennaghan.

(2) For Messrs. Robert W. Lindal, Douglas F. Lindal, Martin J. Lindal and Ms. Bonnie G. McLennaghan, Other Compensation consists of amounts contributed, at the discretion of the Board of Directors, to the Company's 401(k) Plan and a 25% matching contribution of such employees' contributions to the Plan. For Mr. Robert W. Lindal it also includes the benefit of personal use of a Company automobile. For Sir Walter Lindal Other Compensation consists of the benefit of personal use of a Company automobile.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The Company has two employee stock option plans, an Incentive Stock Option Plan effective December 21, 1984 ("1984 Plan") and a 1988 Combined Incentive and Nonqualified Stock Option Plan adopted at the Company's 1988 Annual Meeting of Shareholders ("1988 Plan"). Options to purchase common stock have been granted under the plans to officers and key employees of the Company. The 1984 Plan expired on December 21, 1994. No options were granted to executive officers in 1995. The following table shows stock option exercises in fiscal year 1995 by the executive officers of the Company and the year end values of unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                           VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS
                          SHARES                          OPTIONS AT YEAR-END                 AT YEAR-END(2)
                        ACQUIRED ON      VALUE       -----------------------------     -----------------------------
                        EXERCISE(1)     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
         NAME               (#)           ($)            (#)              (#)              ($)              ($)
         (A)                (B)           (C)            (D)              (D)              (E)              (E)
- ----------------------  -----------     --------     -----------     -------------     -----------     -------------
Robert W. Lindal                0             0         27,375                0           (1,250)               0
Douglas F. Lindal               0             0         27,375                0           (1,250)               0
Sir Walter Lindal               0             0         27,375                0           (1,250)               0
Bonnie G. McLennaghan           0             0         27,375                0           (1,250)               0
Martin J. Lindal                0             0         27,375                0           (1,250)               0

- ---------------
(1) Number of securities underlying options exercised.

(2) Based on a fair market value at fiscal year-end of $4.50.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

     In 1995, the Compensation Committee (the "Committee") was composed of two of the Company's outside directors, William M. Weisfield and Daniel B. Ward. The Committee is responsible for the establishing and administering of policies that govern compensation for the Chief Executive Officer and other executive officers who own 5% or more of the Company's outstanding common stock ("Owner/Officers"). The Committee is also directly involved with the setting of the compensation of other executive officers. The Stock Option Committee governs the Company's stock option program.

COMPENSATION POLICIES

     The Committee bases executive officer compensation on the same guiding principles used to determine compensation programs for all employees. The Company seeks to offer pay and benefits that allow the Company to:

     A) Attract and retain people with the skills critical to achieve long term success of the Company,

     B) Maintain compensation costs that are competitive, and

     C) Pay for performance to both motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value.

FORMS OF COMPENSATION

     Compensation for the Owner/Officers is based on the above Policies and consists of the following components: competitive base pay, bonuses, stock options and competitive benefits.

     Base Salary. The Committee reviews and approves all salary changes for Owner/Officers. The Committee bases its approval of individual salary levels on the compensation budget for the Company, performance-based evaluations, recommendations by the Executive Committee and comparisons to published compensation levels for manufacturing companies of similar size and profitability. In 1994, the Committee approved recommended adjustments in the base salary of the Owner/Officers to a level which would allow for the implementation of a meaningful bonus program in 1995. Accordingly, the Executive Committee recommended and the Committee approved that the base salary of the Owner/Officers, as a group, be increased approximately 25% effective September 1, 1994. The base salary of Mr. Robert Lindal, the Chief Executive Officer, increased from approximately $142,000 per year to approximately $173,000 per year, effective September 1, 1994.

     Bonus. The Committee has devised a bonus plan that is based on selected performance criteria, emphasizing the pre-tax profitability of the Company. For the Chief Executive Officer, the amount of any bonus payment is based solely on the pre-tax earnings of the Company. The Committee consulted with independent compensation experts when devising this plan. The plan was implemented for Owner/Officers and other executive officers in 1995.

     The bonus plan, among other things, defines the bonus pool that is to be available for distribution to the Owner/Officers and other executive officers. If pre-tax earnings are $500,000 or less there is no bonus. For pre-tax earnings from $500,000 to $1,000,000, 10% of pre-tax earnings is the bonus pool. For pretax earnings over $1,000,000 to a maximum of $3,000,000, 20% of pre-tax earnings is added to the bonus pool. The available bonus pool is then divided among the Owner/ Officers and other executive officers according to a predetermined percentage.

     Stock Options. Non-qualified or incentive options are periodically granted to all Owner/ Officers. Incentive stock options are periodically granted to other executive officers and certain other employees by the Stock Option Committee.

1995 COMPENSATION

     As part of the process of formulating a revised bonus plan for 1995, in late 1994 the Committee reviewed the base salaries of the Owner/Officers. It was determined, through consultations with independent compensation experts, that the base salary of the Owner/Officers needed to be adjusted to arrive at a level that allowed a workable bonus plan.

     For the 12 months of 1995 the salary of Mr. Robert Lindal increased approximately $23,000 or 15% over 1994. This comparative increase was due to the base salary adjustment being implemented for only the last four months of 1994. There was no increase in base pay for the Chief Executive Officer or any Owner/Officer in 1995.

     It is the opinion of the Committee, based upon input from independent compensation consultants, that the current base salaries are consistent with base salaries for manufacturing companies of similar size.

                                              COMPENSATION COMMITTEE

                                              William M. Weisfield, Chairman
                                              Daniel B. Ward

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares for each of the last five calendar years ending December 31, 1995 the cumulative total return of the Company, the NASDAQ Market Index and the Media General Residential Construction Index. Cumulative total return assumes $100 invested January 1, 1991 and reinvestment of all dividends.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG LINDAL CEDAR HOMES, INC.,
                     NASDAQ MARKET INDEX AND MG GROUP INDEX

      MEASUREMENT PERIOD         LINDAL CEDAR    INDUSTRY IN-
    (FISCAL YEAR COVERED)         HOMES, INC.         DEX        BROAD MARKET
1990                                       100             100             100
1991                                    129.14          202.88          128.38
1992                                    173.39          228.95          129.64
1993                                    164.43          302.84          155.50
1994                                     85.51          183.26          163.26
1995                                    118.39          263.73          211.77

                    ASSUMES $100 INVESTED ON JANUARY 1, 1991
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1995

                              ELECTION OF AUDITORS

     KPMG Peat Marwick LLP, certified public accountants, has been nominated by the Board of Directors for election as independent auditors to examine the consolidated financial statements of the Company for the year ending December 31, 1996. KPMG Peat Marwick has served as the independent auditor of the Company's United States operations since 1968 and of the Company's Canadian operations since 1970. A representative of KPMG Peat Marwick LLP will be present at the 1996 Annual Meeting to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ELECTION OF THE INDEPENDENT AUDITORS.

                           PROPOSALS BY SHAREHOLDERS

     Proposals by shareholders intended to be presented at the 1997 Annual Meeting and to be included in the Company's Proxy or Information Statement, must be received by the Company at its principal executive offices no later than December 31, 1996, and must otherwise comply with the rules issued under the Securities Exchange Act of 1934.

                                              By Order of the Board of Directors

                                              SIR WALTER LINDAL
                                              Chairman Emeritus and Secretary

For a copy of the Annual Report on Form 10-K to the Securities and Exchange Commission, please write:

                                              Sir Walter Lindal, Secretary
                                              Lindal Cedar Homes, Inc.
                                              Post Office Box 24426
                                              Seattle, Washington 98124

                            LINDAL CEDAR HOMES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 30, 1996

  The undersigned hereby appoints Sir Walter Lindal and Robert W. Lindal or either of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Lindal Cedar Homes, Inc.

1. Election of the following nominees, as set forth in the Proxy Statement:

                              / / FOR all nominees

 Robert W. Lindal, Martin J. Lindal, Everett G. Martin, and Charles R. Widman.

                     / / WITHHOLD AUTHORITY to vote for all

Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

- --------------------------------------------------------------------------------
2. To elect KPMG Peat Marwick LLP as auditors to examine the financial statements of the Company for the year ending December 31, 1996.

                   / / FOR      / / AGAINST      / / ABSTAIN

3. The transaction of such other business as may properly come before the meeting.

                   / / FOR      / / AGAINST      / / ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 2 AND 3 IF NO INSTRUCTION IS GIVEN.

                                                PLEASE MARK, SIGN, DATE AND
                                                RETURN THIS PROXY IN THE
                                                ENCLOSED ENVELOPE

                                                DATED:               , 1996
                                                                            L.S.
                                                                            L.S.

                                                (Note: Please sign exactly as
                                                your name appears hereon.
                                                Executors, administrators,
                                                trustees, etc. should so
                                                indicate when signing, giving
                                                full title as such. If signer is
                                                a corporation, execute in full
                                                corporate name by authorized
                                                officer. If shares held in the
                                                name of two or more persons, all
                                                should sign.)